EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock and provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws (the “Bylaws”). Because this is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the Certificate, the Bylaws, the applicable provisions of the Delaware General Corporation Law, and the Stockholder Protection Rights Agreement, dated as of June 5, 2024, between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), as amended by Amendment No. 1 to Stockholder Protection Rights Agreement, dated as of May 30, 2025 (the "Amendment"). The Certificate, the Bylaws, the Rights Agreement and the Amendment are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.05 per share, and 4,000,000 shares of preferred stock, par value $0.05 per share.

Common Stock

Holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Upon our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of shares of preferred stock, if any. Holders of our common stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

The Certificate authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including dividend rights, conversion rights, exchange rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued by us.

Purposes and Effects of Certain Provisions of the Certificate and Bylaws

General

The Certificate and the Bylaws contain provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under the Certificate will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. In so acting, our board of directors could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Stockholder Action and Voting Provisions

The Certificate (i) does not permit stockholders to act by written consent, (ii) permits our board of directors to amend the Bylaws and requires that amendments to the Bylaws approved by stockholders receive the approval of holders of two-thirds of all voting securities then outstanding and (iii) generally prohibits our stockholders from filling any vacancies that arise on our board of directors. In addition, an amendment to these provisions would require the approval of holders of two-thirds of all voting securities then outstanding. Further, the Bylaws impose certain notice requirements on stockholders seeking to propose nominees for our board of directors or other business to be conducted at a stockholders’ meeting.

Limitation of Director and Officer Liability

The Certificate and the Bylaws contain provisions that (i) limit the liability of our directors and officers with respect to the performance of their duties to us and (ii) generally require us to indemnify and advance expenses to our directors and officers in connection with legal proceedings associated with such duties, in each case to the extent permitted by Delaware law. These provisions may have the effect of reducing the likelihood of derivative litigation against our directors and officers and may discourage or deter stockholders or management from bringing a lawsuit against our directors or officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

Special Meetings of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board of directors, and our Chief Executive Officer.

Stockholder Protection Rights Agreement
    On June 5, 2024, we entered into the Rights Agreement, pursuant to which our board of directors declared a dividend of one right (“Right”) for each share of our common stock outstanding at the close of business on June 17, 2024. One Right will also be issued together with each share of common stock issued by our company after that date, but before the Separation Time (as defined in the Rights Agreement). Each Right initially represents the right to purchase one one-thousandth of a share of Series B Participating Preferred Stock for $75.00, subject to adjustment and upon such terms and subject to the conditions set forth in the Rights Agreement. Rights will generally become exercisable only if any person (or any persons acting as a group) acquires “Beneficial Ownership” (as defined in the Rights Agreement) of 10%, or 20% in the case of certain passive investors, or more of our outstanding common stock. If Rights become exercisable, all holders of Rights (other than the person, entity or group triggering the Rights Agreement, whose rights will become void and will not be exercisable) will have the right to purchase from our company for $75.00, subject to certain potential adjustments, shares of our common stock having a market value of twice that amount.
On May 30, 2025, we entered into the Amendment to extend the expiration time of the Rights for one year from June 4, 2025 to June 4, 2026 (unless the Rights are earlier redeemed, exchanged or terminated in accordance with the terms and conditions of the Rights Agreement, as amended). Except for the extension of the expiration time, the Rights Agreement remains unaltered and in full force and effect.